QuickLinks -- Click here to rapidly navigate through this document

Exhibit 5.8

STROETER, ROYSTER & OHNO ADVOGADOS

Associated with Steel Hector & Davis LLP Av. Rio Branco, 108 / 30° andar Rio de Janeiro, RJ 20040-001 Brazil 55.21.2509.5782 Tel. 55.21.2509.5783 Fax www.steelhector.com

Bluewater Brasil Ltda.
Rua da Glória, 290—2nd Part
Rio de Janeiro—R.J.
Brazil

        Rio de Janeiro, 13 June, 2003.

Dear Sirs

Bluewater Brasil Ltda. (the "Guarantor")

Senior Subordinated Guarantees (the "New Guarantees") of U.S.$75,000,000 10 1/4%.
 Senior Registered Notes Due 2012 of Bluewater Finance Limited (the "New Notes")

We have acted as your Brazilian legal advisers in connection with the registration of the New Notes and the New Guarantees under the U.S. Securities Act of 1933 (the "Securities Act") and the proposed offer to exchange the New Guarantees registered under the Securities Act for guarantees (the "Unregistered Guarantees") of U.S.$75,000,000 aggregate principal amount of 10 1/4% Senior Notes due 2012 of Bluewater Finance Limited (the "Unregistered Notes"), which were originally issued on April 30, 2003.

1
This opinion is limited to Brazilian Law and is given on the basis that it will be governed by and construed in accordance with Brazilian Law.

2
For the purpose of this opinion, we have examined the Registration Rights Agreement, dated April 30, 2003 (the "Registration Rights Agreement"), the Indenture, dated as of February 22, 2002 (the "Indenture"), the forms of the New Notes and New Guarantees, such certificates and other documents, and such questions of law, as we have considered necessary or appropriate. The Indenture and the Registration Rights Agreement are together referred to in this opinion as the "Principal Agreements".

3
We have assumed that:

3.1
Except in the case of the Guarantor, all relevant documents are within the capacity and powers of, and have been validly authorized by, each party and that those documents have been or will be validly executed and delivered by the relevant party.

3.2
All documents examined by us as copies or specimen documents conform to their originals and the signatures on the originals of all documents examined by us are genuine.

4
In our opinion:

4.1
The Guarantor, duly incorporated under Brazilian Law, has the corporate power to enter into and perform its obligations under its New Guarantee and has taken all necessary action to authorize the issue and offering of its New Guarantee in exchange for its Unregistered Guarantee and that the execution, issuance and delivery of its New Guarantee in exchange for its Unregistered Guarantee has been duly authorized.

4.2
When the registration statement relating to the New Notes and New Guarantees has become effective under the Securities Act and the New Notes and New Guarantees have been duly executed and authenticated in accordance with the terms of the Indenture and duly issued and delivered in exchange for the Unregistered Notes and Unregistered Guarantees in accordance with the terms of the Principal Agreements, there is no reason why the obligations of the Guarantor contained in its New Guarantee should not be valid and binding on it and enforceable against it as a matter of Brazilian Law.

5
This opinion is subject to the following:

5.1
We express no opinion as to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws of general applicability relating to or affecting creditors' rights or as to the effect of general equity principles;

5.2
Any remittance of funds out of Brazil in connection with the Guarantee will be subject to previous authorization of the Central Bank of Brazil.

6
We hereby consent to the filing of this opinion as an exhibit to the registration statement relating to the New Notes and New Guarantees and to the reference to us under the heading "Legal Matters" in the related prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Yours Faithfully,

Maria Alice Doria Gondinho

Stroeter, Royster & Ohno Advogados
Rio de Janeiro, RJ, Brazil

Miami	West Palm Beach	Tallahassee	Key West	Naples	Buenos Aires	Caracas	London	Rio de Janeiro	Santo Domingo	São Paulo
São Paulo Office: Av. Paulista, 1842 -cj.188 (Torre Norte)—São Paulo, SP 01310-923- Brasil—Tel: 55.11.283.2077—Fax: 55.11.283.2078

QuickLinks

  Exhibit 5.8
STROETER, ROYSTER & OHNO ADVOGADOS